Exhibit 2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on this 18th day of July, 2019 (the “Effective Date”) by and between SHE Beverage Company, Inc., a California corporation, with office located at 42601 8th Street West, Suite 108, Lancaster, CA 93534 (the "Company"), and Sheila Shelby-Crouch, an individual, located at 6017 Cold Creek Court, Fontana, CA 92336, (the "Executive"), both parties hereinafter referred to individually as the “Party” and collectively as the “Parties.”

RECITALS

A.          The Company desires to be assured of the association and services of Executive for the Company.

B.           Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the Parties hereto do hereby agree as follows:

1.          Employment. Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing until the termination date as set forth herein " (the "Term"), subject to the terms and conditions of this Agreement and further subject to the supervision and direction of the Company's Board of Directors.

2.          Term. The term of this Agreement shall be for a period of Five (5) years commencing on the date hereof, unless terminated earlier pursuant to Section 7 below; provided, however, that Executive's obligations in Section 6 below shall continue in effect after such termination.

2.1         Post Term Employment.

Should Executive remain employed by Company beyond the expiration of the Term, such employment shall convert to a month-to-month relationship terminable at any time by either Company or Executive for any reason whatsoever, with or without cause.

3.            Scope of Duties.

3.1          Assignment of Duties. Executive shall have such duties as may be assigned to him from time to time by the Company's Board of Directors commensurate with her experience and responsibilities in the position for which he is employed pursuant to Section 1 above. Such duties shall be exercised subject to the control and supervision of the Board of Directors of the Company.

3.2          General Specification of Duties. Executive's duties shall include, but not be limited to, the duties and performance goals as follows:

(1)	act as Chairperson of the Finance Committee of the Company and perform all duties, functions and responsibilities generally associated thereto;
(2)	personally, review the financial statements of the company as may be prepared from time to time or otherwise cause to be prepared, as directed by the Company, financial statements, tax returns and other similar items respecting the operation of the Company;
(3)	execute on behalf of the Company, in her capacity as Chairperson, all documents as reasonably and properly requested by the Company;
(4)	assist in establishing procedures for implementing the financial policies established by the Company;
(5)	assist in causing the Company to be operated financially in compliance with all legal requirements;
(6)	assist in operating the Company in conformance with any financial plan approved by the Company, as such may be amended from time to time with the concurrence of the Company; and
(7)	Perform all other acts deemed necessary and proper for the Company, in the sole discretion of Company.

3.3.          Moreover, the foregoing specifications are not intended as a complete itemization of the duties which Executive shall perform and undertake on behalf of the Company in satisfaction of her employment obligations under this Agreement.

Executive initially shall be employed in the position set forth herein. Company may subsequently modify Executive's duties and responsibilities; provided however, in the event Company substantially reduces the duties or responsibilities of Executive, Executive may elect to terminate this Agreement and said termination shall constitute an Involuntary Termination. Executive shall at all times comply with and be subject to such policies and procedures as Company may establish from time to time.

3.4           Executive's Devotion of Time. Executive hereby agrees to devote her time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity, unless otherwise approved by the Board of Directors.

3.5          Conflicting Activities.

(1)          Executive shall not, during the term of this Agreement, be engaged in any other business activity substantially similar to that of the Company’s primary business without the prior consent of the Board of Directors of the Company; provided, however, that this restriction shall not be construed as preventing Executive from investing her personal assets in any investments, including but not limited to, business entities which are not in competition with the Company or its affiliates, or from pursuing business opportunities which do not unreasonably impede her performance as executive for the Company.

(2)          Executive hereby agrees to promote and develop all business opportunities that come to him attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with her duties under this Agreement.

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4.            Compensation; Reimbursement.

4.1           Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of Two Hundred Twenty Five Thousand Dollars US ($225,000.00 US) per annum (the "Base Salary"). The amount of the Base Salary shall be determined by the Board of Directors and may be increased, but not decreased, from time to time by the Board of Directors of the Company. No such change shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement.

4.2          Periodic Bonuses. In addition to the Base Salary, Executive shall be eligible for periodic bonuses (the "Periodic Bonuses") in amounts to be determined by the Board of Directors. The criteria upon which the Periodic Bonuses are awarded shall be at the discretion of the Board of Directors. Executive shall be granted an initial bonus of Two Hundred Fifty Thousand Dollars US ($250,000.00 US) payable within ninety (90) days after funding is realized from the Company’s S-1 offering memorandum filed with the United States Securities and Exchange Commission.

4.3          Reimbursement. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of her duties under this Agreement so long as such expenses constitute business deductions from taxable income for the Company, are authorized in advance by the Company and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Service.

4.4           Stock. Executive shall be entitled to one hundred thousand (100,000) shares of common stock of the Company, per annum, as determined by the Board of Directors.

5.           Severance. So long as this Agreement is in effect, Executive shall at all times be entitled to severance benefits as may be determined by the Board of Directors in its sole discretion. These benefits may include, the Company's maintenance at its cost of a life insurance policy and disability policy on Executive payable to Executive and/or her legal representative or heirs as applicable, in amounts reasonably agreed to by Executive and the Company.

6.           Termination.

6.1          Bases for Termination.

(1)          Executive's employment may be terminated by the Company "with cause," effective upon delivery of five (5) business days of written notice to Executive if any of the following shall occur:

(a)	any action by Executive which would constitute a willful breach of duty or habitual neglect of duty;
(b)	any material breach of Executive's obligations as described herein; or
(c)	any material acts or events which inhibit Executive from fully performing her responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Executive's lack of honesty or moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

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(2)          This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent Incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of her duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive.

(3)          Notwithstanding any other provisions of this Agreement, Executive shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

(i)	a breach by Company of any provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Executive to Company; or
(ii)	for any other reason whatsoever, in the sole discretion of Executive.

The termination of Executive's employment by Executive under Section 7.1(3)(i), prior to the expiration of the Term shall constitute an "Involuntary Termination" as though Executive was terminated by the Company without cause. The termination of Executive's employment by Executive prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 6.1.(3)(ii) and shall be treated as the Company was forced to terminate Executive with cause.

7.            Miscellaneous.

7.1          Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company, except that Executive may transfer all rights, titles and obligations he has under this Employment Agreement to an entity for which he is an owner. This Agreement shall be binding upon and inure to the benefit of all of the Parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

7.2          Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

7.3          Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of California.

7.4          Counterparts. This Agreement may be executed in several counter parts and all documents so executed shall constitute one agreement, binding on all of the Parties hereto, notwithstanding that all of the Parties did not sign the original or the same counterparts.

7.5          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

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7.6           Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Party or Parties to be bound by any such modification, amendment, super- session, cancellation, or waiver.

7.7          Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the Parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

7.8          Waiver. The waiver by either of the Parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

7.9          Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

7.10        Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

7.11        Notices. Any notice under this Agreement must be in writing, may be telecopied, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the Parties for the receipt of notice shall be as follows:

If to the Company:	If to Executive:

SHE Beverage Company, Inc.	Sheila Shelby-Crouch
42601 8th Street West, Suite 108	6017 Cold Creek Court
Lancaster, CA 93534	Fontana, CA 92336

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

7.12        Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

7.13        Effective Date. This Agreement shall become effective as of the date set forth on page 1 when signed by Executive and the Company.

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IN WITNESS WHEREOF, the Parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.

Executive:

By:
Sheila Shelby-Crouch, an individual

Company:

By:
Lupe Rose, CEO and Chairperson of the Board

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